Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Netshoes (Cayman) Limited

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

São Paulo, Brazil

June 1, 2017